EXHIBIT 5

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                        [Wachovia Corporation Letterhead]



                                  March 9, 2001



Wachovia Corporation
100 North Main Street
P.O. Box 3099
Winston-Salem, North Carolina 27150

     Re: Registration Statement on Form S-8 Relating to Certain Stock Plans of Republic Security Financial Corporation

Ladies and Gentlemen:

                  I am familiar with the proceedings taken by Wachovia Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Post-Effective Amendment No. 1 on Form S-8 (the "Registration Statement") to a Registration Statement on Form S-4 (File No. 333-53344) under the Securities Act of 1933, as amended, pertaining to the offer and sale of up to 350,806 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), pursuant to certain obligations assumed by the Company with respect to the following: (1) Republic Security Financial Corporation 1997 Performance Incentive Plan; (2) Republic Savings Financial Corporation 1991 Director Stock Option Plan; (3) First Palm Beach Bancorp, Inc. 1993 Incentive Stock Plan; (4) Republic Security Financial Corporation 1993 Director Stock Option Plan; and (5) Family Bank Stock Option Plan (individually, a "Plan," and collectively, the "Plans"). The assumption by the Company of such obligations, and the offer and sale of the Shares, is contemplated pursuant to a certain Agreement and Plan of Merger dated as of October 29, 2000 by and between the Company and Republic Security Financial Corporation ("Republic"), pursuant to which Republic merged with and into a wholly-owned subsidiary of the Company.

                  As counsel for the Company, the Plans and the Registration Statement have been reviewed under my direction, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors of the Company pertinent to the rendering of this opinion.

                  Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon issuance of the Shares and receipt by the Company of the consideration therefor in accordance with the terms of the respective Plan, the Shares will be validly issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                                   Sincerely,



                                    By:   /s/ William M. Watson, Jr.
                                        --------------------------------------
                                             William M. Watson, Jr.
                                             Senior Vice President, Counsel and
                                             Corporate Secretary